FOR IMMEDIATE RELEASE

Contact:	Amy Cone Burrell
Lifeline Therapeutics, Inc.
(720) 488-1711
amycone@protandim.com

Lifeline Therapeutics Announces Appointment of
Stephen K. Onody as Chief Executive Officer

ENGLEWOOD, COLO. (Nov. 29, 2005) -- Lifeline Therapeutics, Inc., (LFLT.OB) has announced Stephen K. Onody as its Chief Executive Officer, effective Nov. 28, 2005. Mr. Onody also will be joining the Board of Directors at that time.

     Mr. Onody brings 28 years of experience in healthcare companies, most recently serving as Chairman and CEO of Colorado MEDtech (CMED), a publicly-traded NASDAQ company in Denver. He previously served in senior management roles at Boston Scientific, SpaceLabs Medical, and Vital Signs.

     “Steve Onody has a strong background of leadership and entrepreneurial accomplishments in the biopharma and healthcare industries,” said Javier Baz, Chairman of Lifeline Therapeutics. “Steve has demonstrated vision and achievement in growing companies. We are confident his leadership abilities, matched to Lifeline’s outstanding product, Protandim®, will take the company to the next level.”

     Lifeline Therapeutics currently is under the leadership of Brenda March, hired as Interim CEO through Tatum CFO Partners, LLP. March and Onody will work closely to ensure a smooth leadership transition.

     “I am very excited to be joining Lifeline Therapeutics at this time,” said Onody. “The clear market opportunity for Protandim® and the benefits it can provide to consumers have yet to be realized. The Lifeline Therapeutics team and I anticipate that, together, we will make accelerated progress toward that goal.”

     Mr. Onody has been the recipient of several entrepreneurial and leadership awards while serving as Chairman and CEO of Colorado MEDtech, including Entrepreneur of the Year, Ernst & Young-sponsored Finalist 2002; Denver Post Top-100 Performing Public Companies, four (4) consecutive years; Deloitte & Touche Colorado Technology Fast 50 Award, four (4) consecutive years; and Fortune Magazine 100 fastest Growing Companies, 2001.

Onody Announcement Release/Page Two

     Mr. Onody is an advisor to several bioscience technology companies and a member of the FDA Advisory Panel, and a member of the Colorado Alliance for Bioengineering and the Colorado BioScience Association.

ABOUT LIFELINE THERAPEUTICS

Lifeline Therapeutics, Inc., is a publicly-traded company (OTCBB: LFLT) based in Denver, Colorado, that markets Protandim®, a patent-pending dietary supplement that increases the body’s natural antioxidant protection. For more information, please visit the company Web site at www.lifelinetherapeutics.com or the Protandim® product Web site at www.protandim.com.

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Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable common law. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences include the Company’s limited cash flow and the rapid development of technology, lack of liquidity for the Company’s common stock, working capital shortages, the length of time for scientific advances to reach the market (if they ever reach the market), among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company’s filings with the Securities and Exchange Commission.